UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2015

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	0-5465	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On May 31, 2015, Handy & Harman Ltd., a Delaware corporation (“H&H”) and a majority owned subsidiary of Steel Partners Holdings L.P., a Delaware limited partnership (the “Company”), entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) with JPS Industries, Inc., a Delaware corporation (“JPS”), Handy & Harman Group, Ltd., a Delaware corporation and a wholly owned subsidiary of H&H (“H&H Group”), HNH Group Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of HNH Group (“H&H Acquisition Sub”), and HNH Group Acquisition Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of H&H Acquisition Sub (“Sub”), pursuant to which Sub will be merged with and into JPS (the “Merger”), with JPS being the surviving corporation in the Merger, and pursuant to which all of the holders of shares of JPS common stock, par value $0.01 per share (“JPS Common Stock”) (other than H&H and its affiliates, including SPH Group Holdings LLC (“SPH Group Holdings”), a subsidiary of the Company), will receive $11.00 in cash for each share of their JPS Common Stock (the “Per Share Merger Consideration”).

Consummation of the transaction is subject to the satisfaction or, if permissible, waiver of customary closing conditions, including, but not limited to, (i) approval of the Merger by a majority of the outstanding shares of JPS Common Stock and by a majority of the outstanding shares of JPS Common Stock not owned by H&H or its affiliates, including SPH Group Holdings, and (ii) the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Merger is not subject to any financing condition. The parties have made customary representations, warranties and covenants in the Merger Agreement.

JPS has a “go-shop” for a period of 30 days following the date of the Merger Agreement pursuant to which it is permitted to solicit, initiate, encourage and facilitate any alternative transaction proposals from third parties and to participate in negotiations with third parties regarding any alternative transaction proposals. Following such 30-day period, JPS must cease such activities except for limited circumstances as provided in the Merger Agreement. Notwithstanding this limitation, prior to obtaining stockholder approval of the Merger, JPS may under certain circumstances as set forth in the Merger Agreement provide information to and participate in discussions or negotiations with third parties with respect to an unsolicited alternative transaction proposal (or an alternative transaction proposal solicited during the “go-shop” period) that, among other things, the JPS Board of Directors (the “JPS Board”) has determined in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement and the consummation of the transactions contemplated thereby have been unanimously approved by the respective Boards of Directors of H&H and JPS, and the JPS Board has resolved to recommend that JPS stockholders vote to approve the Merger.  The JPS Board may terminate the Merger Agreement in response to a Superior Proposal or may change its recommendation to its stockholders (subject to H&H’s right to terminate the Merger Agreement following such change in recommendation) in response to a Superior Proposal or an Intervening Event (as defined in the Merger Agreement) if, among other things, the JPS Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the JPS Board members’ fiduciary duties under applicable law, after taking into account any adjustments to the terms of the Merger Agreement proposed by H&H.

The Merger Agreement contains certain termination rights for both H&H and JPS and further provides that JPS must pay H&H a termination fee of $1,000,000 in cash upon termination of the Merger Agreement under specified circumstances as set forth in the Merger Agreement with respect to alternative transaction proposals made during the “go-shop” period and $2,175,000 in cash upon termination of the Merger Agreement under specified circumstances as set forth in the Merger Agreement with respect to alternative transaction proposals made thereafter.  Additionally, under certain circumstances the parties to the Merger Agreement can seek specific performance against the other parties to enforce the terms of the Merger Agreement.

The Merger Agreement also provides that, for a period beginning on the date of the Merger Agreement until 30 days following the completion of JPS’ next annual meeting (subject to earlier termination of this standstill period under the circumstances provided in the Merger Agreement), and except as otherwise contemplated by the Merger Agreement, H&H, H&H Group, H&H Acquisition Sub and Sub, on behalf of themselves and their affiliates, have agreed not to take a number of actions concerning JPS, including (a) acquiring any securities or assets of JPS or its subsidiaries, (b) seeking or proposing to influence or control the management or policies of JPS or participating in any solicitation of proxies, (c) seeking the election of or seeking to place a director on the JPS Board, or seeking the removal of any director of JPS, or calling or seeking to have called any meeting of the stockholders of JPS, waging a consent solicitation, or executing any written consent in lieu of a meeting of the stockholders of JPS in connection with any of the foregoing matters, or (d) entering into any discussions or negotiations, or forming or joining a group, with any third party in connection with any of the foregoing matters.  JPS has agreed for the duration of this time period (except as provided in the Merger Agreement) not to (a) amend its certificate of incorporation to restrict or eliminate the ability of JPS’ stockholders to act by written consent or (b) amend its certificate of incorporation or by-laws to adversely affect the ability of JPS’ stockholders to (i) nominate directors (including any change to the procedures to nominate directors), (ii) remove directors, (iii) fill vacancies on the JPS Board, (iv) call a special meeting of stockholders of JPS or (v) amend its by-laws.

In addition, H&H, H&H Group, H&H Acquisition Sub and Sub, on behalf of themselves and their affiliates, have agreed to release JPS, its subsidiaries and affiliates from, among other claims, any claims arising prior to the effective time of the Merger, other than claims under the Merger Agreement or in connection with the transactions contemplated thereby.

The Merger Agreement has been attached as an exhibit to this Current Report on Form 8-K in order to provide investors and security holders with information regarding its terms. It is not intended to provide any other information about the parties thereto or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties thereto, may be subject to limitations agreed upon by such parties, including being qualified by documents filed with the Securities and Exchange Commission (the “SEC”) or by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the parties or their businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or H&H’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and H&H that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that the Company and H&H have filed, or will file, with the SEC.

The foregoing descriptions of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated by reference herein.

The information set forth in Item 3.02 Unregistered Sales of Equity Securities is incorporated by reference into this Item 1.01.

Item 3.02	Unregistered Sales of Equity Securities.

Following the closing of the Merger, JPS will be indirectly owned by both H&H Group and SPH Group Holdings.  On May 31, 2015, H&H Group and SPH Group Holdings entered into an Exchange Agreement (the “Exchange Agreement”) whereby, following the closing of the Merger, H&H will issue (the “Issuance”) to its wholly-owned subsidiary, HNH Group, shares of H&H’s common stock in an amount equal to the product of (a) the aggregate number of shares of JPS Common Stock held by SPH Group Holdings immediately prior to the Exchange (as defined below) multiplied by (b) a fraction, (i) the numerator of which is an amount equal to the Per Share Merger Consideration and (ii) the denominator of which is an amount equal to the Parent Stock Price (as defined in the Exchange Agreement).  Following the Issuance, HNH Group will exchange (the “Exchange”) such newly issued shares of H&H common stock for all shares of JPS Common Stock held by SPH Group Holdings. Following the Exchange, HNH Group will own all of the shares of JPS Common Stock and currently intends to merge JPS with and into its wholly-owned subsidiary, HNH Acquisition LLC, a Delaware limited liability company, which will be the surviving entity in such merger.  H&H is relying on Section 4(2) of the Securities Act of 1933, as amended, in connection with the Issuance and Exchange.  The Issuance and Exchange were approved by SPH Group Holdings, as H&H’s majority stockholder.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 8.01	Other Events.

On June 1, 2015, H&H issued a press release announcing the entry into the Merger Agreement.  Such press release also announced that as a result of the entry into the Merger Agreement, H&H is withdrawing its previously announced tender offer for approximately 96.5% of the outstanding shares of JPS Common Stock.  A copy of the press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibits

2.1	Agreement and Plan of Merger, dated as of May 31, 2015, by and among Handy & Harman Ltd., Handy & Harman Group, Ltd., HNH Group Acquisition LLC, HNH Group Acquisition Sub LLC and JPS Industries, Inc.

10.1	Exchange Agreement, dated as of May 31, 2015, by and between Handy & Harman Group, Ltd. and SPH Group Holdings LLC

99.1	Press Release, dated June 1, 2015

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEEL PARTNERS HOLDINGS L.P.
	By:	Steel Partners Holdings GP Inc. Its General Partner

Dated: June 1, 2015	By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer